As filed with the Securities and Exchange Commission on April 24, 2008

Registration Nos. 333-39840, 333-63856, 333-125807, 333-133609, and 333-115384

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

HARRAH’S ENTERTAINMENT, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	62-1411755
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)

One Caesars Palace Drive

Las Vegas, Nevada 89109

(Address of Principal Executive Offices including Zip Code)

Harrah’s Entertainment, Inc. Amended and Restated 2004 Equity Incentive Award Plan

Park Place Entertainment Corporation 1998 Stock Incentive Plan

Park Place Entertainment Corporation 1998 Independent Director Stock Option Plan

Caesars Entertainment, Inc. 2004 Long Term Incentive Plan

Amended and Restated Park Place Entertainment Corporation Employee Stock Purchase Plan

Harrah’s Entertainment, Inc. 2001 Broad-Based Stock Incentive Plan

Harrah’s Entertainment, Inc. 1990 Stock Option Plan

(Full Title of the Plan)

Michael D. Cohen

Vice President, Associate General Counsel and Corporate Secretary

Harrah’s Entertainment, Inc.

One Caesars Palace Drive

Las Vegas, Nevada 89109

(702) 407-6000

(Name, Address, Including Zip Code, and Telephone Number,

Including Area Code, of Agent for Service)

EXPLANATORY NOTE TO

POST-EFFECTIVE AMENDMENT NO. 1

This Post-Effective Amendment relates to the following Registration Statements, as each may have been amended from time to time, filed on Form S-8 (collectively the “Registration Statements”):

1.	Registration Statement No. 333-39840 registering 1,800,000 shares of Harrah’s Entertainment, Inc., a Delaware corporation (“Harrah’s”) common stock, par value $0.10 per share (the “Common Stock”), in connection with the Harrah’s Entertainment, Inc. 1990 Stock Option Plan, of which 359,492 shares remain unissued at the Effective Time (as defined below);
2.	Registration Statement No. 333-63856 registering 390,000 shares of Common Stock, in connection with the Harrah’s Entertainment, Inc. 2001 Broad-Based Stock Incentive Plan, of which 58,994 shares remain unissued at the Effective Time;
3.	Registration Statement No. 333-125807 registering 7,084,018 shares of Common Stock, in connection with the Park Place Entertainment Corporation 1998 Stock Incentive Plan, the Park Place Entertainment Corporation 1998 Independent Director Stock Option Plan, the Caesars Entertainment, Inc. 2004 Long Term Incentive Plan and the Amended and Restated Park Place Entertainment Corporation Employee Stock Purchase Plan, of which 777,820 shares remain unissued at the Effective Time;
4.	Registration Statement No. 333-133609 & 333-115384 registering 11,500,000 and 6,959,960 shares of Common Stock respectively, in connection with the Harrah’s Entertainment, Inc. Amended and Restated 2004 Equity Incentive Award Plan, of which 17,116,280 shares remain unissued at the Effective Time; and

On January 28, 2008 (the “Effective Time”), Harrah’s announced the completion of its merger (the “Merger”) with Hamlet Merger Inc., a Delaware corporation (“Merger Sub”). The Merger was completed pursuant to the Agreement and Plan of Merger, dated as of December 19, 2006 (the “Merger Agreement”), by and among Hamlet Holdings LLC, a Delaware limited liability company (“Hamlet Holdings”), Merger Sub and Harrah’s. At the Effective Time, each share of Common Stock issued and outstanding immediately prior to the Effective Time (other than shares owned by Hamlet Holdings, Merger Sub or any subsidiary of Hamlet Holdings or Harrah’s or held in the treasury of Harrah’s) was cancelled and automatically converted into the right to receive $90.00, without interest and less any applicable withholding taxes. As a result of the Merger, the issued and outstanding shares of non-voting common stock and the non-voting preferred stock (together, the “Non-Voting Stock”) of Harrah’s are owned by entities affiliated with Apollo Global Management, LLC and TPG Capital, L.P. (collectively, the “Sponsors”) and certain co-investors and members of management and the issued and outstanding shares of voting common stock of Harrah’s are owned by Hamlet Holdings LLC, which is controlled by certain individuals affiliated with the Sponsors.

Immediately prior to the Effective Time, each option to purchase shares of Common Stock and each stock appreciation right granted under the incentive award or employee benefit plans of Harrah’s or its subsidiaries, whether vested or unvested, that was outstanding and unexercised as of the Effective Time, became cancelled and was converted into the right to receive an amount in cash equal to the product of (x) the total number of shares of Common Stock subject to such stock option or stock appreciation right and (y) the excess, if any, of the amount of $90.00 over the exercise price per share of Common Stock previously subject to such stock option or stock appreciation right, less any applicable withholding taxes.

In addition, at the Effective Time, each share of Common Stock granted under the incentive award or employee benefit plans of Harrah’s or its subsidiaries (including, without limitation, shares of Common Stock subject to repurchase or forfeiture restrictions and shares of Common Stock received upon conversion of restricted stock unit awards) became fully vested and entitled the holder thereof to receive $90.00 in respect of each such share of Common Stock, less any applicable withholding taxes.

As a result of the Merger, Harrah’s has terminated all offerings of shares of Common Stock pursuant to the Registration Statements. In accordance with the undertaking made by Harrah’s in the Registration Statements to remove by means of a post-effective amendment any of its securities being registered under the Registration Statements which remain unsold at the termination of the offering, the Registrant hereby de-registers any and all shares of Common Stock originally reserved for issuance under the plans covered by the Registration Statements and registered under the Registration Statements, which remain unissued at the Effective Time.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant, Harrah’s Entertainment, Inc., a Delaware corporation, certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on this post-effective amendment to the Registration Statements and has duly caused this post-effective amendment to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Las Vegas, State of Nevada, on this 23rd day of April, 2008.

Harrah’s Entertainment, Inc., a Delaware corporation

By:	/s/ GARY W. LOVEMAN
Gary W. Loveman Chairman, Chief Executive Officer and President

POWER OF ATTORNEY

Each person whose signature appears below on this Registration Statement hereby constitutes and appoints Gary W. Loveman, Stephen H. Brammell, and Michael D. Cohen, and each of them, with full power to act without the other, his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities (unless revoked in writing) to sign any and all amendments (including post-effective amendments thereto) to this Registration Statement to which this power of attorney is attached, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting to such attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as full to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that such attorneys-in-fact and agents or any of them, or their or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this post-effective amendment to the Registration Statements has been signed by the following persons in the capacities and on this 23rd day of April, 2008.

Signature	Title

/s/ GARY W. LOVEMAN Gary W. Loveman	Director, Chairman of the Board, Chief Executive Officer and President

/s/ JONATHAN S. HALKYARD Jonathan S. Halkyard	Senior Vice President, Chief Financial Officer and Treasurer (principal financial officer)

/s/ ANTHONY D. MCDUFFIE Anthony D. McDuffie	Senior Vice President, Controller and Chief Accounting Officer (principal accounting officer)

/s/ CHARLES L. ATWOOD Charles L. Atwood	Director and Vice Chairman

/s/ JEFFREY BENJAMIN Jeffrey Benjamin	Director

/s/ DAVID BONDERMAN David Bonderman	Director

Anthony Civale	Director

Jonathan Coslet	Director

/s/ KELVIN DAVIS Kelvin Davis	Director

/s/ KARL PETERSON Karl Peterson	Director

/s/ ERIC PRESS Eric Press	Director

/s/ MARC ROWAN Marc Rowan	Director

Lynn C. Swann	Director

Jeanne P. Jackson	Director

/s/ CHRISTOPHER J. WILLIAMS Christopher J. Williams	Director